Exhibit 12.1

ANTHONY L.G., PLLC

laura aNTHONy, esq	www.ANTHONYPLLC.com
GEOFFREY ASHBURNE, ESQ*	WWW.SECURITIESLAWBLOG.COM
JOHN CACOMANOLIS, ESQ**	WWW.LAWCAST.COM
CHAD FRIEND, ESQ, LLM
SVETLANA ROVENSKAYA, ESQ***

OF COUNSEL:	DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM
MICHAEL R. GEROE, ESQ, CIPP/US****
CRAIG D. LINDER, ESQ*****
PETER P. LINDLEY, ESQ, CPA, MBA
Philip magri, esq.******
STUART REED, ESQ
MARC S. WOOLF, ESQ

*licensed in CA

**licensed in FL and NY

***licensed in NY and NJ

****licensed in CA, DC, MO and NY

*****licensed in CA, FL and NY

******licensed in FL and NY

July 13, 2020

Masterworks 019, LLC

497 Broome Street

New York, New York 10013

Re: Masterworks 019, LLC Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as securities counsel to Masterworks 019, LLC (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a Regulation A offering statement on Form 1-A, as filed on July 13, 2020 (the “Offering Statement”) relating to the offer by the Company of up to 82,500 of the Company’s membership interests in the form of Class A ordinary shares, for a purchase price of $20.00 per share (the “Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, we have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.

We have reviewed: (a) the certificate of formation of the Company; (b) the amended and restated operating agreement of the Company; (c) the offering circular; (d) form of Subscription Agreement; and (e) such other corporate documents, records, papers and certificates as we have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Laura E. Anthony
Laura E. Anthony,
For the Firm

625 N. FLAGLER DRIVE, #600 ● WEST PALM BEACH, FLORIDA ● 33401 ● PHONE: 561-514-0936
● FAX 561-514-0832